UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

HOUSEVALUES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 29, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of HouseValues, Inc. (“HouseValues”) which will be held on May 29, 2008 at 10:00 a.m. local time at HouseValues’ principal executive offices located at 11332 NE 122nd Way, Kirkland, WA 98034. Shareholders who owned our common stock at the close of business on April 14, 2008, are entitled to vote at the Annual Meeting. At the Annual Meeting we will ask you to:

•	elect three directors to our Board of Directors to serve for a term as more fully described in the accompanying Proxy Statement; and

•	transact any other business properly presented at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTORS DESCRIBED IN THE PROXY STATEMENT.

To assure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. Your shares will be voted in accordance with the instructions you give on your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the Annual Meeting in person, please bring a letter, account statement or other evidence of your beneficial ownership to the Annual Meeting.

By Order of the Board of Directors,

Ian Morris

President and Chief Executive Officer

April 22, 2008

HOUSEVALUES, INC.

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of HouseValues, Inc. (“HouseValues”) of proxies for use at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at HouseValues’ principal executive offices located at 11332 NE 122nd Way, Kirkland, WA 98034 at 10:00 a.m. local time on May 29, 2008. It is expected that this proxy statement and the accompanying proxy card will be mailed to shareholders on or about April 29, 2008.

Record Date and Outstanding Shares

Shareholders who owned our common stock at the close of business on Friday, April 14, 2008 are entitled to attend and vote at the Annual Meeting. On that date, 24,172,013 shares of common stock were issued and outstanding.

Revocability of Proxies

If you give your proxy card to us, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of HouseValues in writing before the Annual Meeting;

•	delivering to the Secretary of HouseValues before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of conducting business at the Annual Meeting. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting.

For the proposal relating to the election of directors, the nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors.

You are entitled to one vote for each share of common stock you held as of the record date. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any directions given, your shares will be voted in accordance with our recommendations.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

Other than for purposes of determining the presence of a quorum, abstentions and broker nonvotes will have no effect on the proposals to be voted on at the Annual Meeting because they will not represent votes cast at the Annual Meeting for the purposes of voting on such proposals. Broker nonvotes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the election of directors.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation of Proxies

Proxies may be solicited by certain of our directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. HouseValues will bear any costs relating to such solicitation of proxies. In addition, HouseValues may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board of Directors shall be composed of not less than five nor more than ten directors, the specific number to be set by resolution of the Board of Directors.

The Board of Directors is currently composed of five directors, divided into three classes as follows: three Class 1 directors, one Class 2 director and one Class 3 director. Directors will be elected for three-year terms that are staggered such that a portion of the directors are elected each year. Generally, one class of directors will be elected each year by our shareholders. Each director will hold office until the election and qualification of his or her successor or upon earlier resignation or removal. This year, the terms of three Class 1 directors expire. Accordingly, three nominees for the Board of Directors will be elected at the Annual Meeting to serve as Class 1 directors for three-year terms expiring in 2011. The Board of Directors may add additional directors when it identifies suitable candidates who are willing to serve as directors of HouseValues. Additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that as nearly as possible each class will consist of an equal number of directors.

Biographical information for our Board of Directors is set forth below. Ages listed are as of April 11, 2008.

The Board of Directors has no reason to believe that the nominees named below will be unable to serve as directors. If, however, any nominee should be unwilling or unable to serve, the persons named as proxies will have discretionary authority to vote for the election of such substitute nominees as may be designated by the Board of Directors.

Unless authority to do so is withheld, the persons named as proxies on the accompanying proxy card will vote “FOR” the election of the nominees listed below.

Class 1 Director Nominees Standing for Election—Terms Expiring in 2011

Jon W. Gacek, age 46, has served as a director since November 2004. Mr. Gacek currently serves as Executive Vice President and Chief Financial Officer of Quantum Corporation (“Quantum”), a traded company that provides network storage subsystems. He served as Chief Financial Officer and Executive Vice President—Finance and Operations of Advanced Digital Equipment Corporation (“ADIC”) from November 1999 until August 2006, when

ADIC was acquired by Quantum. From 1996 to 1999, Mr. Gacek served as a partner at PricewaterhouseCoopers LLP, registered independent public accounting firm. He serves as a director and member of the audit committee of the board of directors of Loud Technologies, Inc., publicly traded musical equipment, manufacturing and recording company. Mr. Gacek holds a B.A. from Western Washington University.

Richard A. Mendenhall, age 63, has served as a director since August 2004. Mr. Mendenhall has co-owned WMWorks, LLC, a real estate consulting firm, since 2004, and Resource Home Loans, a real estate mortgage firm, since 1995. Since 1991, Mr. Mendenhall has owned and served as a broker in a variety of real estate brokerage firms affiliated with RE/MAX International, Inc., a global real estate agency network. Since 1974, Mr. Mendenhall has owned Boone Realty Corporation, a real estate commercial brokerage firm. Mr. Mendenhall served as President of the National Association of Realtors in 2001. He also serves as director of a number of privately held companies. Mr. Mendenhall holds an M.A. and a B.S. from the University of Missouri.

Ian Morris, age 39, has served as our Chief Executive Officer since June 2003, a director since April 2004 and our President since 2006. Mr. Morris joined HouseValues in June 2002 as Executive Vice-President of Marketing and Business Development and served as our Chief Operating Officer from September 2002 to May 2003. From 1997 to 2002, Mr. Morris served in a variety of positions for MSN HomeAdvisor, the online real estate business of Microsoft Corporation, a software and technology company, including Director of Marketing, Group Manager and General Manager. Mr. Morris holds an M.B.A. from Harvard Business School and a B.S. from Bryant College.

The Board of Directors recommends voting “FOR” the election of each of the nominees named above.

DIRECTORS CONTINUING IN OFFICE

Class 2 Director—Term Expiring in 2009

Nicolas J. Hanauer, age 48, has served as a director since December 2000. Since March 2000, Mr. Hanauer has served as a partner with Second Avenue Partners, a provider of management, strategy and capital for early stage companies, which he co-founded. In 2000, Mr. Hanauer also founded and served as Chairman of Gear.com, an online sporting goods company, until its merger with Overstock.com in 2001. From 2001 to 2004, Mr. Hanauer acted as Chief Executive Officer and Co-Chairman of Pacific Coast Feather Company, a pillow and bedding manufacturing company. He was employed at Pacific Coast Feather as its Executive Vice President of Sales and Marketing from 1990 to 2000. In 1997, Mr. Hanauer co-founded aQuantive, Inc. (formerly Avenue A, Inc.), an Internet media company, where he served as Chief Executive Officer from June 1998 to September 1999. Mr. Hanauer currently serves as a board member of Marchex, The University of Washington Foundation and The Alliance for Education. Mr. Hanauer holds a B.A. from the University of Washington.

Class 3 Nominee Standing for Elections—Term Expiring in 2010

Frank M. (“Pete”) Higgins, age 50, is the Chairman of our Board of Directors and has served as a director since April 2004. Since March 2000, Mr. Higgins has served as a partner with Second Avenue Partners, a provider of management, strategy and capital for early stage companies, which he co-founded. From 1983 to 1999, Mr. Higgins worked for Microsoft Corporation. During his time at Microsoft, Mr. Higgins served as Group Vice President of the Interactive Media Group from 1996 to 1998, Group Vice President of Applications and Content from 1995 to 1996, Senior Vice President of the Desktop Applications Division from 1992 to 1995, and General Manager and then Vice President of the Analysis Business Unit from 1988 to 1992. Mr. Higgins was also a member of the Office of the President, reporting to CEO Bill Gates. Mr. Higgins is a director of a number of privately held companies, including Bocada, Inc., Ice Energy, Modumetal and Insitu Group. He is an executive advisor for the private equity firm Hellman Friedman and is a strategic director of Madrona Investments Partners, LLC, a venture capital firm. Mr. Higgins also serves on the Board of Trustees for Stanford University and Long Live the Kings. Mr. Higgins holds an M.B.A. and an undergraduate degree in economics and history from Stanford University.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors has reviewed the relationships between HouseValues and each of its directors and has determined that all of the directors other than Mr. Powell, who formerly served as our Chief Executive Officer and Mr. Morris, who currently serves as our Chief Executive Officer, are “independent” as that term is defined in the listing standards of The Nasdaq Stock Market.

Board Attendance

During 2007, there were five meetings of the Board of Directors. The Board of Directors acted six times by written consent in 2007. Each of our directors attended, during the term of his directorship, at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings held by each of the committees on which he served in 2007. HouseValues does not have a formal policy with regard to director attendance at its Annual Meeting of Shareholders, but strongly encourages each director to attend, barring unavoidable scheduling conflicts. One director attended the 2007 Annual Meeting of Shareholders.

Director Compensation

The Board established director cash and equity compensation arrangements for our non-employee directors that are designed and implemented to ensure we both attract and retain high quality board members. The programs consist of an annual cash retainer for non-employee directors, an additional annual cash retainer for committee chairs, Board and committee meeting fees and an annual stock option grant. Directors who are employees of our company receive no additional or special remuneration for serving as directors.

Cash Component

Non-employee directors are entitled to receive the following cash compensation annually, in addition to reimbursement for out-of-pocket expenses:

	Annual Retainer ($)	Fees for in-person meeting attendance ($)	Fees for meeting attendance via teleconference ($)
Directors	12,000	1,000	250
Committee Chair:
Audit	10,000	500	250
Compensation	4,000	500	250
Nominating and Corporate Governance	1,000	500	250
Committee Members		500	250

Equity Component

Non-employee directors are granted annually a stock option to purchase 10,000 shares of our common stock. The options are granted under our 2004 Equity Incentive Plan at the beginning of the year and vest in one year. The unvested portion of such options would automatically become fully vested and exercisable in the event of certain corporate transactions, such as a merger or sale of assets. In addition, Messrs. Mendenhall and Gacek were granted stock options effective with their appointments to our Board of Directors in 2004.

2007 Director Compensation Table

	Fees Earned or Paid in Cash ($)	Option Awards ($)(6)	All Other Compensation ($)	Total ($)
Jon W. Gacek (1)	31,000	148,505	—	179,505
Nicolas J. Hanauer (2)	20,250	29,072	—	49,322
Frank M. (“Pete”) Higgins (3)	24,750	29,072	—	53,822
Richard A. Mendenhall (4)	17,500	69,718	—	87,218
Mark S. Powell (5)	7,500	—	4,311	11,811

(1)	Jon Gacek held options for 72,000 shares at December 31, 2007. The grant date fair value of his 2007 option grant was $28,820.
(2)	Nicolas Hanauer held options for 22,000 shares at December 31, 2007. The grant date fair value of his 2007 option grant was $28,820.
(3)	Pete Higgins held options for 22,000 shares at December 31, 2007. The grant date fair value of his 2007 option grant was $28,820.
(4)	Richard Mendenhall held options for 42,000 shares at December 31, 2007. The grant date fair value of his 2007 option grant was $28,820.
(5)	Mark Powell retired at the end of his term in May 2007, forfeiting his 2007 option grant. The grant date fair value of his 2007 option grant was $28,820. Mr. Powell held no options at December 31, 2007. All Other Compensation consists of family medical and dental insurance premiums for the five months ended May 31, 2007. These premiums were provided to Mr. Powell in recognition of his status as the founder of HouseValues and his service as a director.
(6)	Values are calculated in accordance with FAS 123R and may include amounts from awards prior to 2007. Assumptions underlying the FAS 123R valuations are included in our annual report for the fiscal year ended December 31, 2007 included in our Form 10-K filed on March 12, 2008.

Committees of the Board of Directors

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Our current directors’ memberships on the committees of the Board of Directors are as follows:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jon W. Gacek	Chair		Chair
Nicolas J. Hanauer	Member	Member
Frank M. (“Pete”) Higgins	Member	Chair
Richard A. Mendenhall		Member	Member

Audit Committee

The Audit Committee is composed of three independent directors. The Audit Committee assists the Board of Directors by overseeing our accounting and financial reporting processes and the audits of our financial statements and reviewing the financial information to be provided to our shareholders and others. Among other duties specified in its written charter, the Audit Committee:

•

selects, appoints and oversees the outside independent registered public accounting firm (auditor), resolves disagreements between management and the outside auditor regarding financial reporting, approves the compensation of the outside auditor, and, as necessary, reviews and approves the discharge of the outside auditor;

•	pre-approves all audit and permissible non-audit services provided by our independent auditors;

•

considers and reviews with management any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in internal control;

•	reviews our audited financial statements, filing of reports with the Securities and Exchange Commission (“SEC”) and earnings press releases prior to issuance, filing or publication; and

•	reviews and approves all “related person transactions,” as that term is defined in Item 404 of Regulation S-K.

The Board of Directors has determined that, under the rules of the SEC and the Nasdaq listing standards, all of the members of the Audit Committee are independent and financially literate. The Board of Directors has also determined that Mr. Gacek meets the SEC criteria for “audit committee financial expert.”

The Audit Committee held five meetings in 2007 and took action by written consent once.

A copy of the Audit Committee’s written charter can be accessed on our website at www.housevaluesinc.com under the Corporate Governance part of the Investor Relations section.

Compensation Committee

Our Compensation Committee is composed of three directors. The Compensation Committee has overall responsibility for approving and evaluating compensation plans, policies and programs for our executive officers. The Compensation Committee may delegate authority to one or more designated members of the Board or HouseValues’ officers. Among other duties specified in its written charter, the Compensation Committee:

•	develops executive compensation philosophy and establishes and annually reviews and approves policies regarding executive compensation programs and practices;

•

reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines the Chief Executive Officer’s compensation based on this evaluation;

•	reviews and approves annual compensation for the other executive officers based on established plans and philosophy and recommendation from the Chief Executive Officer;

•	establishes and administers annual and long-term incentive compensation plans for executive officers and directors; and

•	administers our 1999 Stock Incentive Plan and 2004 Equity Incentive Plan.

As discussed in more detail in the section titled “Compensation Discussion and Analysis – Roles Related to Executive Compensation,” our Chief Executive Officer and executive officers have a role in recommending the amount and form of compensation for executive officers.

HouseValues retains Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) as directed by the Compensation Committee, to act as an independent compensation consultant. Towers Perrin works with management and the Compensation Committee on compensation program design and provides information on comparative market data and industry best practices on compensation practices and programs.

Each of the Compensation Committee members is (i) independent in accordance with applicable listing standards of The Nasdaq Stock Market, (ii) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (iii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

The Compensation Committee held two meetings and took action by written consent four times in 2007.

A copy of the Compensation Committee’s written charter can be accessed on our website at www.housevaluesinc.com under the Corporate Governance part of the Investor Relations section.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of two directors. The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify individuals qualified to become members of the Board of Directors;

•	approve and recommend director candidates to the Board of Directors;

•	develop, update as necessary and recommend to the Board of Directors corporate governance principles and policies applicable to us and monitor compliance with such principles and policies; and

•	establish, coordinate and review with the Board of Directors criteria and methods for evaluating board effectiveness.

Each of the Nominating and Corporate Governance Committee members is independent in accordance with applicable listing standards of The Nasdaq Stock Market.

The Nominating and Corporate Governance Committee held one meeting in 2007.

A copy of the Nominating and Corporate Governance Committee’s written charter can be accessed on our website at www.housevaluesinc.com under the Corporate Governance part of the Investor Relations section.

Compensation Committee Interlocks and Insider Participation

Messrs. Hanauer, Higgins and Mendenhall served as the members of the Compensation Committee of the Board of Directors during 2007. None of Messrs. Hanauer, Higgins and Mendenhall was, during 2007 or previously, an officer or employee of HouseValues. During 2007, none of our executive officers served as a member of the Board of Directors or Compensation Committee of any entity that had one or more executive officers who served on our Board of Directors or Compensation Committee.

Director Nominations and Qualifications

To nominate a director for election to the Board of Directors at an Annual Meeting of Shareholders, a shareholder must deliver written notice of such nomination to the Secretary of HouseValues not fewer than 60 days nor more than 90 days prior to the anniversary date of the prior year’s Annual Meeting of Shareholders. If the date of the Annual Meeting of Shareholders is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s Annual Meeting of Shareholders, notice of director nominations by a shareholder must be delivered not more than 90 days nor less than the later of (a) the 60th day prior to such annual meeting or (b) the tenth day following the day on which the notice of the date of the Annual Meeting of Shareholders was mailed or such public disclosure was made.

The notice of a shareholder’s intention to nominate a director must include: (a) the name and address of the shareholder; (b) a representation that the shareholder is entitled to vote at the meeting at which directors will be elected; (c) a statement of the number of HouseValues shares that are beneficially owned by the shareholder; (d) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (e) the following information with respect to the person nominated by the shareholder: (i) name and address; (ii) other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC; (iii) a description of any arrangements or understandings between the shareholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and (iv) the consent of each such nominee to serve as a director if elected.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend a director nominee should submit their suggestions in writing to the following:

Chairperson of Nominating and Corporate Governance Committee

c/o Corporate Secretary

HouseValues, Inc.

11332 NE 122nd Way

Kirkland, WA 98034

The Chairman of the Board, other directors or senior management of HouseValues may also recommend director nominees. If necessary or desirable in the opinion of the Nominating and Corporate Governance Committee, the committee will determine appropriate means for seeking additional director candidates, which may involve the engagement of any outside consultant to assist the Nominating and Corporate Governance Committee in the identification of director candidates. In the event of a vacancy on the Board of Directors, the Chairman of the Nominating and Corporate Governance Committee shall initiate the effort to identify appropriate director candidates.

The Nominating and Corporate Governance Committee will evaluate director nominees, including nominees that are submitted by shareholders, taking into consideration certain qualifications, including the following:

•	high standard of personal and professional ethics, integrity and values;

•	training, experience and ability at making and overseeing policy in business, government and/or education sectors;

•	willingness and ability to devote the required time and effort to effectively fulfill the duties and responsibilities related to Board and committee membership;

•	willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to HouseValues and its constituents; and

•	willingness to act in the best interests of HouseValues and its constituents, and objectively assess Board, committee and management performances.

In addition, the Nominating and Corporate Governance Committee will consider the following factors, among others, when determining Board needs and evaluating director candidates to fill such needs: the nominee’s independence, diversity, professional and public company board and committee experience, industry knowledge, accounting or financial skills and expertise and size of the Board.

Shareholder Communications with the Board

Shareholders may contact an individual director or the Board of Directors collectively by directing written correspondence to HouseValues, Inc., c/o Corporate Secretary, at 11332 NE 122nd Way, Kirkland, WA 98034.

Shareholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Shareholder communications sent by email are delivered directly to the Secretary of HouseValues, who will forward such communications to the specified director addressees. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2009 Annual Meeting of Shareholders should follow the procedures specified under “Shareholder Proposals for 2009 Annual Meeting” below. Shareholders wishing to nominate directors should follow the procedures specified under “Director Nominations and Qualifications.”

Code of Ethics

We have a code of ethics that applies to our accounting and financial employees, including the Chief Executive Officer and Chief Financial Officer, as well as a code of conduct applicable to all employees, officers and directors. These codes are posted under the Corporate Governance part of the Investor Relations section of our website at http://www.housevaluesinc.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to or waiver from the application of the code of ethics with respect to the covered persons by posting such information on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 7, 2008 (or such earlier date as indicated in the footnotes to the table) for: (a) each of our named executive officers in the “2007 Summary Compensation Table” below; (b) each of our directors; (e) our directors and executive officers as a group; and (f) each shareholder known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable within 60 days of March 7, 2008 are considered outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

Name and Address of Beneficial Owner (1)	Outstanding Shares of Common Stock Beneficially Owned	Percent of Class (2)
Executive Officers and Directors
R. Barry Allen (3)	93,750	*
Jacqueline L. Davidson (4)	57,812	*
Jon W. Gacek (5)	65,750	*
Richard F. Goebel	-0-	*
Nicolas J. Hanauer (6)	1,558,672	6.3%
Frank M. (“Pete”) Higgins (7)	1,373,572	5.6%
Clayton W. Lewis	-0-	*
Richard A. Mendenhall (8)	39,500	*
Ian Morris (9)	1,123,158	4.4%
Mary A. Reeder (10)	26,250	*
All directors and executive officers as a group (10 persons) (11)	4,338,464	16.7%

Other 5% or Greater Shareholders

Continental Partners, L.P. Continental Advisors LLC David P. Purcell (12) 227 West Monroe Street, Suite 5050 Chicago, IL 60606	1,386,500	5.6%

LMM, LLC Legg Mason Opportunity Trust (13) 100 Light Street Baltimore, MD 21202	5,000,000	20.4%

Morgan Stanley (14) 1585 Broadway New York, NY 10036	1,921,890	7.8%

Morgan Stanley Investment Management, Inc. (14) 522 Fifth Avenue New York, NY 10036	1,806,601	7.4%

Thomas W. Smith Scott J. Vassalluzzo (15) 323 Railroad Avenue Greenwich, CT 06830	2,517,840	10.3%

*	Less than one percent
(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is HouseValues, Inc., 11332 NE 122nd Way, Kirkland, WA 98034.
(2)	Based on 24,553,114 shares outstanding as of March 7, 2008.
(3)	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2008.
(4)	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2008.
(5)	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2008.
(6)	Includes 22,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2008.
(7)	Includes 22,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2008.
(8)	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2008.
(9)	Includes 1,033,158 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2008.
(10)	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2008.
(11)	Includes 1,360,220 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2008.
(12)	This information is based solely on a Schedule 13G filed February 4, 2008 by Continental Partners, L.P., Continental Advisors LLC and David P. Purcell. According to the Schedule 13G, Continental Partners, L.P. has shared voting and dispositive power with respect to 1,320,900 shares, while Continental Advisors LLC and David P. Purcell have shared voting and dispositive power with respect to 1,386,500 shares.
(13)	This information is based solely on a Schedule 13G/A filed February 14, 2008 by LMM LLC and Legg Mason Opportunity Trust, a portfolio of Legg Mason Investment Trust, Inc. According to the Schedule 13G/A, LMM LLC and Legg Mason Opportunity Trust have shared voting power and dispositive power with respect to the shares.
(14)	This information is based solely on a Schedule 13G/A filed February 14, 2008 by Morgan Stanley and Morgan Stanley Investment Management Inc. According to the Schedule 13G/A, Morgan Stanley has sole voting power with respect to 1,783,490 shares and sole dispositive power with respect to 1,921,890 shares and Morgan Stanley Investment Management Inc. has sole voting power with respect to 1,733,922 shares and sole dispositive power with respect to 1,806,601 shares. The filing reflects securities beneficially owned by certain operating units (collectively, the “MS Reporting Units”) of Morgan Stanley and its subsidiaries and affiliates (collectively, “MS”), other than securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units in accordance with SEC Release No. 34-39538. The securities reported by MS as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management, Inc., a wholly-owned subsidiary of MS.
(15)	This information is based solely on a Schedule 13G/A filed February 14, 2008 by Thomas W. Smith and Scott J. Vassalluzzo. According to the Schedule 13G/A, Mr. Smith and Mr. Vassalluzzo have shared voting and dispositive power with respect to 2,080,800 shares. In addition, Mr. Smith has sole voting power with respect to 303,700 shares and sole dispositive power with respect to 377,040 shares and Mr. Vassalluzzo does not have voting power with respect to any of the shares and has sole dispositive power with respect to 60,000 shares. Further, Messrs. Smith and Vassalluzzo in the aggregate beneficially own 2,217,840 shares in their capacities as investment managers for certain managed accounts. The managed accounts have the right to receive dividends from, and the proceeds from the sale of, the managed accounts’ shares.

TRANSACTIONS WITH RELATED PARTIES

None.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PARTIES

On an annual basis, each of our directors and executive officers must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship, or any current proposed transaction, arrangement or relationship, with HouseValues since the beginning of the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the Director and Officer Questionnaire submitted by a director or executive officer is reviewed and considered by the Board of Directors in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

Our directors and executive officers are expected to disclose to the Chairman of the Board or Chief Executive Officer the material facts of any transaction that could be considered a related person transaction promptly upon gaining knowledge of the transaction. Upon collection of the relevant information, the Chairman of the Board or the Chief Executive Officer presents the transaction to the Audit Committee for consideration. A related person transaction is generally defined as any transaction required to be disclosed under Item 404(a) of Regulation S-K, the SEC’s related person transaction disclosure rule.

When determining whether to approve or ratify a related person transaction, the Audit Committee will review relevant facts regarding the related person transaction, including:

•	The extent of the related person’s interest in the transaction;

•	Whether the terms are comparable to those generally available in arms’ length transactions; and

•	Whether the related person transaction is consistent with the best interests of HouseValues.

If any related person transaction is not approved or ratified, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of HouseValues and its shareholders.

EXECUTIVE OFFICERS

The following persons are executive officers of HouseValues as of April 24, 2008 and will serve in the capacities noted until their successors are duly appointed or until resignation or removal.

Name	Age	Position
Ian Morris	39	President, Chief Executive Officer and Director
Jacqueline L. Davidson	47	Chief Financial Officer
Michael Nelson	39	Chief Technology Officer
Mary A. Reeder	49	Vice President of Information Technology

For a biographical summary of Mr. Morris, see “Proposal 1—Election of Directors.”

Jacqueline L. Davidson has served as our Chief Financial Officer since March 2008. Ms. Davidson joined HouseValues in November 2004 as the Vice President of Finance and served as our Chief Financial Officer on an interim basis from July 2006 to January 2007. From February 2003 to November 2004, Ms. Davidson served as Chief Financial Officer of Larry’s Markets, Inc., a supermarket chain. From February 2001 to December 2002, she served as Vice President of Finance of Penford Corporation, a manufacturer of specialty natural-based ingredient systems. From November 1996 to February 2001, Ms. Davidson served as Vice President of Finance at The Cobalt Group, Inc., an online marketing business serving the automotive industry. Ms. Davidson is a CPA who began her career at Price Waterhouse. She holds a B.A. in Business Administration from Washington State University.

Michael Nelson was named Chief Technology Officer in April 2008, after rejoining HouseValues as Vice President of Strategic Development in November 2007. During 2006 and 2007, he held various roles, including Chief Operating Officer for Akona Systems, a technology consulting services firm, and consultant for Microsoft

Corporation. Previously, Mr. Nelson served as Chief Technology Officer for HouseValues from September 2000 until December 2005. Before joining HouseValues, Mr. Nelson served in senior technology and management positions for Point.com, an online retailer of wireless phones and service plans, and for SolutionsIQ, an information technology company. Mr. Nelson holds a B.A. from the University of Washington.

Mary A. Reeder was named Vice President of Information Technology in April 2008. Prior to that she served as our Chief Technology Officer since joining HouseValues in October 2006. From 1996 to 2006, Ms. Reeder served as the Vice President R&D and then the Senior Vice President R&D and Chief Technology Officer of Onyx Software, a leading provider of CRM solutions. From 1989 to 1996, she served in a number of positions and business units of Microsoft Corporation, a software and technology company, including Development Manager of the Internet Business Systems Unit, MSN and ITG, Senior Software Development Engineer of ITG Tools and Program Analyst for International IT. Ms. Reeder holds degrees in Computer Science and Fine Arts from the University of Washington.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Philosophy

Compensation and benefits are designed to ensure that we attract, retain and motivate highly talented individuals to engage in the vision, leadership and execution required to succeed in our mission while upholding our corporate values in a breakout, newly charted marketplace. The objectives of our compensation programs are to:

•	Align employee objectives and rewards with company objectives;

•	Create the right balance between short-term objectives and long-term results;

•	Differentiate performance and rewards to foster a high-performance culture;

•	Ensure a culture focused on shareholder value; and

•	Achieve the right competitive position in the marketplace in which we compete for talent.

We measure the success of our programs by our overall business performance and our ability to attract and retain key talent.

Comparators. Because we are in a unique business, we believe that there are very few companies we can consider direct peers for purposes of comparing executive compensation. The few companies we believe to be direct peers are largely privately held so their executive compensation information is not publicly available. As a result, we define our comparators more broadly than a segment of specific companies in our market and make use of broader salary survey data. We look at companies in the business of online content management and technology on a national, west coast and regional market. Within these market segments, we focus on similarly sized companies, typically with annual revenues in the range of $50 – $200 million, and in similar stage of development as much as possible, as we believe that has an impact on how compensation programs are designed. We rely on published surveys across the online content management and technology industries. For certain roles that are more general across industries, we may review proxy data from other companies. Generally speaking, we do not focus on the identity of any individual company, but are interested in the aggregate data and the percentile breakdowns, which are used as a guide in our executive compensation decisions.

Total Targeted Compensation Positioning. The combined elements of base salary and annual incentives are referred to as “total targeted cash compensation.” The total targeted cash compensation for executive officers is at approximately the 40th percentile of comparators in years where expected financial results are achieved. In years where financial results significantly exceed our financial plan resulting in greater than expected returns to shareholders, the total targeted cash compensation for executive officers can reach the 75th percentile or greater of comparators. We review market comparators as well as internal differentiation among comparators for the overall mix of compensation elements, which is then applied to the individual executive officers’ roles. Executive officers may be compensated at the upper end of the range as compared to similar positions at comparators for any compensation element based on individual or company performance, as well as the executive officer’s experience, expertise and performance.

With this information, management makes appropriate recommendations to the Compensation Committee for compensation program design as well as recommendations for individual executive officer awards under such programs. For 2007, total cash compensation at plan was targeted lower than the 40th percentile philosophy because of the expected business challenges that resulted in lower forecasted financial results than in previous years. Total targeted cash compensation, including annual incentives at plan, for executive officers ranged from well under the 25th percentile to just above the 25th percentile of comparators.

Roles Related to Executive Compensation

Chief Executive Officer. Our Chief Executive Officer participates in the design of our compensation programs for other executives, reviews executives’ performance and makes recommendations to the Compensation Committee for adoption of programs and executive awards under compensation programs. Additionally, he makes recommendations for appropriate company performance targets and the related funding level of the annual bonus pool.

Chief Financial Officer. Our Chief Financial Officer participates in making recommendations to the Compensation Committee for appropriate company performance targets and the related funding level of the annual bonus pool and other compensation programs. He participates in the design of our compensation programs, reviews executive performance for his direct reports, and makes recommendations to the Chief Executive Officer for awards under compensation programs.

Vice President Human Resources. Our Vice President Human Resources works with compensation consultants for research and program design recommendations. She works with our Chief Executive Officer, Chief Financial Officer and our compensation consultants to finalize management’s recommendations to our Compensation Committee. With other members of her team, she establishes internal guidelines, tools, training and process for administering approved programs.

Compensation Committee of the Board. The Compensation Committee reviews and approves all compensation programs for executives and the directors. In making its determinations, the committee reviews management proposals and the related reports from the compensation consultants. The committee also reviews the Chief Executive Officer’s performance and determines his compensation within established programs.

Compensation Consultants. HouseValues retains Towers Perrin as directed by the Compensation Committee to act as an independent compensation consultant. Towers Perrin works with management and the Compensation Committee on compensation program design and provides information on comparative market data and industry best practices on compensation practices and programs.

Elements of Compensation

Overview of Executive Compensation Components. Our executive compensation program consists of several compensation elements. We look at the relative mix of pay from the combination of those components and balance salary, short-term and long-term incentives appropriately to ensure focus on the right mix of short-term objectives and long-term results. Our compensation programs do not provide for retirement benefits, other than the opportunity to participate in our 401(k) plan. We do not match contributions under our 401(k) plan. In 2007, the key elements of executive officer compensation were:

•	Base salaries designed to attract and retain employees over time and to compensate them for services provided during the fiscal year;

•	Annual incentives designed to recognize targeted achievements, to reward superior performance and in combination with base pay, to achieve total targeted cash compensation levels;

•

Long-term incentives in the form of stock options and restricted stock units, designed to align executives’ interests with those of our shareholders and focus executives’ efforts on the strategies necessary to ensure our long-term success; and

•

Perquisites, signing bonuses, severance and change in control arrangements designed to facilitate our ability to attract and retain executive officers as we compete for talented employees in a marketplace where these elements are commonly offered.

Base Salaries. In 2007, we targeted the 25th – 50th percentile of comparators’ base salaries for the base salaries of our executive officers and continued to place strong emphasis on variable cash compensation and equity. We may adjust this percentile target in future years based on review of survey data and evaluation of the executive officer’s level of responsibility, experience and individual performance, as well as company performance.

Benchmarking and aligning base salaries is especially critical to a competitive compensation program given that other elements of our compensation programs are derived from base salary. For example, annual incentives are targeted as a percentage of base salary. In the first quarter of 2007, salary adjustments were calculated on the basis of individual performance as well as our multi-year process to move salaries closer to the targeted range outlined in our philosophy. The same approach was employed for non-executive employees. In March 2007, salaries for continuing named executive officers were adjusted as follows:

•	Mr. Morris, Chief Executive Officer, was not awarded a 2007 salary increase and his base salary remained at $315,000, placing him around the 25th percentile of comparators’ data;

•	Ms. Davidson, Vice President of Finance for 2007, was awarded a salary increase from $160,000 to $168,000, placing her around the 50th percentile; and

•	Ms. Reeder, Chief Technology Officer, was awarded a salary increase from $205,000 to $215,000, placing her around the 50th percentile.

Base salaries and other cash compensation elements are detailed in the “2007 Summary Compensation Table.”

Annual Incentives. Executive officers generally have an annual incentive target defined as a percentage of their base salary. The 2007 annual incentive plan that provided cash incentives for executive officers and other key personnel was based upon achievement of targeted “Adjusted EBITDA” (a non-GAAP measure which we defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation and impairment charges for purposes of our 2007 annual incentive plan). Plan bonuses for 2007 were based on percentages of base salary ranging from 12% to 18% of base salary if at least 100% of the Adjusted EBITDA target was met. Higher rates would be paid if the Adjusted EBITDA target was exceeded. The Compensation Committee retained the prerogative to modify awards based on performance factors. For the 2007 plan, the Compensation Committee approved a lower than historical bonuses at target because of the expected business challenges that resulted in lower forecasted financial results than in previous years. The Committee met in early 2008 and determined that while the Adjusted EBITDA target was met, no cash bonuses would be paid to continuing executive officers based on the revenue run rate that was below plan.

Equity Grants. Equity is a significant component of total compensation for executive officers in the total compensation mix. We believe it is the most important link to creation of shareholder value over the long term. Therefore, it plays a vital role in maintaining competitive levels of total compensation. We have historically used stock option grants as the vehicle for equity compensation because they are the most common equity vehicle for comparable companies, and we believe at this stage that they align well with shareholder interests. In 2007, we also granted restricted stock units based on a recommendation from Towers Perrin, as further described below. We may also consider the use of other forms of equity compensation in the future. Our targeted equity award levels are based on market data, and vary among participants based on their positions within the company.

Given that our cash compensation philosophy at target has been approximately the 40th percentile in most previous years and was targeted around the 25th percentile in 2007, we target equity-based compensation near the

75th percentile of survey data, allowing the addition of this longer-term vehicle to move total targeted compensation for strong performance well above the 50th percentile of comparators. Given that we provide no retirement benefits or 401(k) match, equity and cash incentives are the vehicles executive officers must rely on to provide for their retirement.

The Compensation Committee approves all equity grants to executive officers. Newly hired executive officers are awarded stock options as soon as practical after hire. Annual refresher grants are considered typically in the third quarter of the year. We have equity compensation guidelines we refer to when considering new hire or refresher equity grants.

All stock options are awarded with exercise prices equal to the average of the high and low prices of our common stock on the date of the grant. We granted no options in 2007 with an exercise price less than this formula, nor did we grant options priced on a date other than the grant date. The majority of options granted to executive officers vest at a rate of 25% per year after the first year and then at 6.25% per quarter for the following three years of the ten-year option term.

In 2007, management, the Compensation Committee and Towers Perrin conducted their annual review of equity as a compensation vehicle. Towers Perrin and management separately recommended that retention grants to key employees be in the form of restricted stock units (RSU) rather than stock options given the severe downturn in the real estate industry and our desire to position HouseValues to emerge from the cyclical downturn with strength. The Chief Executive Officer made recommendations for RSU grants to executives and other key employees, and the Compensation Committee determined the RSU grant for the Chief Executive Officer. These RSU grants vest over three years with 20% vesting after one year, an additional 40% vesting after two years and the remaining 40% vesting after three years. We purposely backload the vesting so that the RSUs remain a longer term incentive and, therefore, a stronger retention tool.

Stock option and RSU grants for executive officers are detailed in the “2007 Grants of Plan-Based Awards Table.”

Other benefits. Our employees, including executive officers, are eligible for our 401(k) plan. Currently, we do not match employee contributions to this plan. We also offer health and dental coverage, company-paid term life insurance, disability insurance, paid time off and paid holidays. These benefits are designed to be competitive with overall market practices and are in place to attract and retain personnel.

Perquisites. Our Chief Executive Officer, Mr. Morris, was recruited from a company where his benefits significantly exceeded those in existence here. In order to attract and retain him, we offered additional perquisites including a car allowance, medical premiums for additional coverage, additional personal life insurance, health club membership, tax preparation assistance and a gross-up for the taxes on these perquisites.

Our former Chief Financial Officer and Executive Vice President of Operations, Mr. Allen, and our former Chief Marketing Officer, Mr. Goebel, received signing bonuses when they were hired in 2007. Additionally, Mr. Goebel received a relocation bonus and a guaranteed minimum bonus for 2007.

These signing bonuses and perquisites are detailed in the “2007 Summary Compensation Table.”

Termination of Employment and Change in Control Arrangements

We believe it is important to provide protection to certain executive officers in the event of a change in control. We believe that the interests of shareholders will be best served if the interests of our executive officers are aligned with them. Providing change in control benefits reduces the reluctance of executive officers to pursue potential change in control transactions that may be in the best interests of the shareholders. Therefore, we have provided change in control arrangements to certain executive officers. In addition, we provide pre-defined termination of employment arrangements to attract new executives in some circumstances. Terms of these agreements are detailed in the “2007 Potential Payments upon Termination of Employment or Change in Control.”

With HouseValues entering 2008 at a time when the real estate market remains very difficult, we reduced headcount and expenses. Mr. Goebel’s role was eliminated in early 2008, triggering his termination provisions. Mr. Allen’s role was eliminated effective March 11, 2008, triggering his termination provisions. Additionally, the Compensation Committee approved a final bonus payment to Mr. Allen in the amount of $40,000.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deduction available to public companies for compensation paid to individual executive officers to $1 million in any taxable year, unless certain performance, disclosure and shareholder approval requirements are met. We do not presently expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit for any individual executive officer. Stock options granted to our executive officers are designed to qualify for the performance-based exemption.

2008 Compensation Decisions

We reviewed base salary and total targeted compensation in early 2008, continuing the same fundamental philosophy described in this Compensation Discussion and Analysis. Mr. Morris and Ms. Reeder received no salary increase in 2008, placing them just above the 25th percentile and just below the 50th percentile of comparator data respectively. Ms. Davidson received a promotion from Vice President of Finance to Chief Financial Officer effective March 12, 2008, with a 25% salary increase, which places her below the 25th percentile of comparator data. Concurrent with Mr. Nelson’s appointment as Chief Technology Officer, effective April 14, 2008, his pay was increased to $210,000, which places him just below the 50th percentile of comparator data.

On February 19, 2008, the Compensation Committee approved the 2008 annual incentive plan for executive officers and other key employees based on achievement of specified targets for revenue and “Adjusted EBITDA” (a non-GAAP measure defined as earnings before net interest, taxes, depreciation, amortization, stock-based compensation, impairment charges and equity in loss from investee). Plan bonuses for 2008 are based on percentages of base salary ranging from 29% to 39% of base salary if the revenue and Adjusted EBITDA targets are met, and from 80% to 100% of base salary if the top-level revenue and Adjusted EBITDA targets are met. The Compensation Committee will assess plan achievement and may modify awards or award vehicles and differentiate between executives in their discretion. Executives will not receive a bonus under the plan if less than 100% of the Plan target is met.

The payouts for executive officers are targeted on average, above the 50th percentile of comparators if we exceed targeted company performance, and, on average, slightly below the 50th percentile if we meet targeted company performance. In 2008, as in 2007, executive officers agreed to lower than historical bonuses at target, placing total targeted compensation from the 25th to under the 50th percentile of comparators. If we significantly exceed targeted company performance, the annual incentive plan is designed so that payouts are, on average, between the 50th and 75th percentile of comparators.

Also on February 19, 2008, the Compensation Committee approved Ms. Davidson’s compensation package related to her promotion to Chief Financial Officer. In addition to the salary increase mentioned previously, she was also awarded a stock option for 75,000 shares.

On February 25, 2008, the Compensation Committee approved grants of RSUs to executive officers, intended to incent executives to further manage through the economic downturn in the real estate industry and to better position HouseValues to emerge prepared to capitalize on improvements in market conditions. Mr. Morris received a grant of 42,000 RSUs, Ms. Reeder received a grant of 17,500 RSUs, and Ms. Davidson received a grant of 22,500 RSUs. These RSUs vest fully in one year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted over the names of the members of the Compensation Committee.

Frank M. (“Pete”) Higgins, Chair

Nicolas Hanauer

Richard Mendenhall

2007 Summary Compensation Table

The following table summarizes compensation earned by our Chief Executive Officer, Chief Financial Officer and the four other most highly compensated current and former executive officers for 2007 and, where applicable, 2006. Positions reported in the table are those held by the executive officer during 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(7)	Option Awards ($)(7)	All Other Compensation ($)	Total ($)
Ian Morris	2007	315,000	—	108,334	428,509	35,791	887,634
President and Chief Executive Officer (1)	2006	303,333	—	—	346,952	45,201	695,486

R. Barry Allen (2)	2007	259,487	100,000	59,091	198,025	—	616,603
Chief Financial Officer and Executive Vice President of Operations

Jacqueline L. Davidson (3)	2007	167,000	—	39,394	171,766	—	378,160
Vice President Finance	2006	144,629	15,000	—	115,063	—	274,692

Richard F. Goebel (4)	2007	113,131	105,000	29,546	60,388	—	308,065
Chief Marketing Officer

Clayton W. Lewis (5)	2007	17,979	—	—	464,496	233,814	716,289
President and Chief Operating Officer	2006	241,667	—	—	531,931	—	773,598

Mary A. Reeder (6)	2007	213,750	—	29,546	60,096	—	303,392
Chief Technology Officer	2006	50,462	—	—	11,043	—	61,505

(1)	All Other Compensation in 2007 consists of (i) family medical and dental insurance premiums and additional life insurance premiums totaling $5,846, (ii) a car allowance of $14,250, (iii) club membership fees totaling $2,422, (iv) tax/financial planning services in the amount of $3,720 and (v) the reimbursement of the related tax on the benefits described in (i) through (iv) in the amount of $9,553.
(2)	R. Barry Allen started with HouseValues in January 2007 as the Chief Financial Officer and Executive Vice President of Operations and subsequently terminated in March 2008. He received a $100,000 signing bonus.
(3)	Jacqueline Davidson has served as our Vice President of Finance since November 2004 and served as our Chief Financial Officer on an interim basis from July 2006 to January 2007. Ms. Davidson was named Chief Financial Officer upon Mr. Allen’s departure in March 2008.
(4)	Richard F. Goebel started with HouseValues in July 2007 as the Chief Marketing Officer and subsequently terminated in January 2008. He received a $35,000 signing bonus, a $35,000 relocation bonus and a minimum guaranteed 2007 bonus of $35,000.
(5)	Clayton Lewis terminated in January 2007. As a result, the vesting on options to purchase 62,500 shares accelerated to become exercisable as of his termination date. Amounts reported under Option Awards represent expense related to this acceleration. Mr. Lewis’ remaining unvested options, with a grant date fair value of $683,828, were forfeited upon his termination. All Other Compensation consists of severance totaling $229,167 and COBRA payments totaling $4,647.
(6)	Mary A. Reeder started with HouseValues in September 2006 as the Chief Technology Officer. Ms. Reeder continues to serve as the Vice President of Information Technology for HouseValues but as of April 14, 2008, her duties and responsibilities were changed and she no longer serves as HouseValues’ Chief Technology Officer.
(7)	Values are calculated in accordance with FAS 123R and may include amounts from awards prior to 2007. Assumptions underlying the FAS 123R valuation are included in our 2006 and 2007 annual reports filed on Forms 10-K.

2007 Grants of Plan-Based Awards Table

The following table summarizes the 2007 pan-based awards to each of our named executive officers.

Name	Type of Award (1)							All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/ Share) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Grant Date	Approval Date	Threshold ($)		Target ($)	Maximum ($)
Ian Morris	RSU	9/10/2007	9/10/2007	—		—	—	275,000		—		—	1,060,125
	AIP	—	—	37,800		37,800	378,000	—		—		—	—
R. Barry Allen	SO	1/23/2007	1/22/2007	—		—	—	—		300,000	(4)	5.16	845,370
	RSU	9/10/2007	9/10/2007	—		—	—	150,000	(5)	—		—	578,250
	AIP	—	—	37,125		37,125	222,750	—		—		—	—
Jacqueline L. Davidson	RSU	9/10/2007	9/10/2007	—		—	—	100,000		—		—	385,500
	AIP	—	—	29,400		29,400	88,200	—		—		—	—
Richard F. Goebel	SO	7/6/2007	7/3/2007	—		—	—	—		200,000	(6)	4.66	495,660
	RSU	9/10/2007	9/10/2007	—		—	—	75,000	(7)	—		—	289,125
	AIP	—	—	35,000	(8)	35,000	74,025	—		—		—	—
Clayton W. Lewis (9)		—	—	—		—	—	—		—		—	—
Mary A. Reeder	RSU	9/10/2007	9/10/2007	—		—	—	75,000		—		—	289,125
	AIP	—	—	33,863		33,863	135,450	—		—		—	—

(1)	Type of Award includes Restricted Stock Units (RSU), Stock Options (SO) and awards under the 2007 Annual Incentive Plan (AIP). All 2007 equity-based awards were granted under the 2004 Equity Incentive Plan.
(2)	Stock option exercise prices are calculated as an average of the high and low stock prices on the date of grant. The exercise prices were higher than the closing market on the dates of grant.
(3)	The amounts shown in this column reflect the grant date fair value of the stock and option awards computed in accordance with FAS 123R.
(4)	R. Barry Allen terminated in March 2008. As a result, the unexercised portion of his option grant was forfeited or cancelled.
(5)	R. Barry Allen terminated in March 2008. As a result, 30,000 shares of restricted stock units vested as of his termination date and the remaining unvested units were forfeited.
(6)	Richard Goebel terminated in January 2008. As a result, his option grant was forfeited.
(7)	Richard Goebel terminated in January 2008. As a result, 15,000 shares of restricted stock units vested as of his termination date and the remaining unvested units were forfeited.
(8)	Richard Goebel’s employment agreement included a guaranteed 2007 minimum bonus payout of $35,000.
(9)	Clayton Lewis terminated in January 2007. Upon his termination, options to purchase 62,500 shares were accelerated resulting in incremental expense of $479,528.

Employment Agreements

Ian Morris Employment Agreement. In May 2004, we entered into an employment agreement with our Chief Executive Officer, Ian Morris. Under the terms of the agreement, Mr. Morris is entitled to an annual base salary, with the ability to earn an annual bonus, as determined by the Compensation Committee. The agreement provides that Mr. Morris is an at-will employee. If Mr. Morris’s employment is terminated without “cause,” or if he resigns for “good reason,” both as defined in the agreement and summarized below under “Potential Payments upon Termination of Employment or Change in Control,” he will be entitled to receive the following benefits: (i) termination payments equal to twelve months’ annual base salary payable in 24 semi-monthly installments, (ii) any unpaid base salary that has accrued for services already performed as of the date of termination, (iii) a severance bonus equal to 100% of the most recent annual bonus paid to him, and (iv) eighteen months’ continuation of medical insurance coverage. In addition, if Mr. Morris resigns for “good reason,” all unvested outstanding options to purchase shares of our common stock granted on or prior to the date of the agreement will become 100% vested and exercisable on the date of termination. In the event that we terminate his employment without “cause,” all unvested options granted on or prior to the date of the agreement that would have been exercisable on the fourth quarterly vesting date following his termination will become vested and exercisable as of the date of termination. HouseValues carries a $2.5 million life insurance policy on Mr. Morris that names his wife as the beneficiary. In the event of his death she would receive policy payout. Additionally, in the event of Mr. Morris’s death or disability, he will be entitled to receive twelve months’ continuation of medical insurance coverage.

R. Barry Allen Employment Agreement. In January 2007, we entered into an employment agreement with our Chief Financial Officer and Executive Vice President of Operations, R. Barry Allen. Under the terms of the employment agreement, we agreed to pay Mr. Allen an annual base salary, with the ability to earn an annual bonus. Additionally, we agreed to pay Mr. Allen a signing bonus. The agreement provides that Mr. Allen is an at-will employee. If Mr. Allen’s employment is terminated without “cause” or if he resigns for “good reason,” both as defined in the agreement and summarized below under “Potential Payments upon Termination of Employment or Change in Control,” he will be entitled to receive the following benefits: (i) termination payments equal to six months’ annual base salary, (ii) a severance bonus equal to 50% of the most recent annual bonus paid to him, and (iii) six months’ continuation of medical insurance coverage, provided that he sign a separation agreement releasing any claims against HouseValues. In addition, in the event that Mr. Allen terminates his employment for “good reason” or we terminate his employment for other than “cause,” the unvested portion of his new hire stock option grant that would have been exercisable as of the fourth quarterly vesting date following termination will automatically become vested and exercisable immediately prior to termination. In the event of Mr. Allen’s death or disability, he will be entitled to receive six months’ continuation of medical insurance coverage.

Richard F. Goebel Employment Agreement. In July 2007, we entered into an employment agreement with our Chief Marketing Officer, Richard F. Goebel. Under the terms of the employment agreement, we agreed to pay Mr. Goebel an annual base salary, with the ability to earn an annual bonus. Additionally, we agreed to pay Mr. Goebel a signing bonus, relocation bonus and a guaranteed minimum payment for his 2007 annual bonus. The agreement provides that Mr. Goebel is an at-will employee. If Mr. Goebel’s employment is terminated without “cause” or if he resigns for “good reason,” both as defined in the agreement and summarized below under “Potential Payments upon Termination of Employment or Change in Control,” he will be entitled to receive termination payments equal to six months’ annual base salary, provided that he sign a separation agreement releasing any claims against HouseValues. In addition, in the event that Mr. Goebel terminates his employment for “good reason” or we terminate his employment for other than “cause,” the unvested portion of his new hire stock option grant that would have been exercisable as of the fourth quarterly vesting date following termination will automatically become vested and exercisable immediately prior to termination.

Jacqueline Davidson Employment Agreement. In March 2008, we revised our employment agreement with Ms. Davidson concurrent with her promotion to Chief Financial Officer. Under the terms of the employment agreement, we agreed to pay Ms. Davidson an annual base salary, with the ability to earn an annual bonus. The agreement provides that Ms. Davidson is an at-will employee. If Ms. Davidson’s employment is terminated without “cause” or if she resigns for “good reason,” both as defined in the agreement and summarized below under “Potential Payments upon Termination of Employment or Change in Control,” she will be entitled to receive the following benefits: (i) termination payments equal to six months’ annual base salary and (ii) six months’ continuation of medical insurance coverage, provided that she sign a separation agreement releasing any claims against HouseValues. In the event of Ms. Davidson’s death or disability, she will be entitled to receive six months’ continuation of medical insurance coverage.

Equity Compensation Plans

HouseValues has two stock option plans under which our executive officers have been granted stock options: the 1999 Stock Option Plan and the 2004 Equity Incentive Plan. We currently grant equity-based awards under the 2004 Equity Incentive Plan.

•

Stock options are awarded with exercise prices equal to the average of the high and low trading prices of our common stock on the date of grant and typically vest 25% at the end of the first year and 6.25% over the next 12 quarters, based on continued employment through those vesting dates. Vesting terms may vary from grant to grant, but all vest over a 4-year period.

•	Restricted Stock Units granted to executives vest 20% at the end of the first year, and an additional 40% at the end of the next two years, based on continued employment through those vesting dates.

Payments upon Termination of Employment

In January 2007, we entered into a Separation Agreement and Release with Mr. Lewis under which it was agreed that his employment would be terminated. The terms of this agreement included: (i) termination benefits equal to eleven months’ annual base salary, (ii) continued medical insurance coverage through January 31, 2008, and (iii) one year’s accelerated vesting of two of Mr. Lewis’ stock option grants.

In January 2008, we entered into a Separation Agreement and Release with Mr. Goebel under which it was agreed that his employment would be terminated. The terms of this agreement included: (i) termination benefits equal to six months’ annual base salary, (ii) continued medical insurance coverage for one month, and (iii) one year’s accelerated vesting of Mr. Goebel’s restricted stock units grant. The details of this agreement are listed in footnote 8 to the “Potential Payments upon Termination of Employment or Change in Control Table” and in footnotes 10-11 to the “2007 Outstanding Equity Awards at Year-End Table.”

In March 2008, we entered into a Separation Agreement and Release with Mr. Allen under which it was agreed that his employment would be terminated. The terms of this agreement included: (i) termination benefits equal to six months’ annual base salary, (ii) continued medical insurance coverage for six months, and (iii) one year’s accelerated vesting of Mr. Allen’s restricted stock units grant. The details of this agreement are listed in footnote 6 to the “Potential Payments upon Termination of Employment or Change in Control Table” and in footnotes 5-6 to the “2007 Outstanding Equity Awards at Year-End Table.”

2007 Outstanding Equity Awards at Year-End Table

The following table provides information about outstanding stock options and restricted stock units held by our named executive officers as of the fiscal year ended December 31, 2007.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Ian Morris	6/27/2002	363,783		0	2.00	6/27/2012
	6/25/2003	435,000		0	2.50	6/25/2013
	5/13/2004	87,500	(1)	12,500	2.20	5/13/2014
	8/30/2005	84,375	(2)	65,625	13.23	8/30/2015
	12/19/2006	37,500	(3)	112,500	5.40	12/19/2016
	9/10/2007						275,000	(4)	852,500

R. Barry Allen	1/23/2007	0	(5)	300,000	5.16	1/23/2017
	9/10/2007						150,000	(6)	465,000

Jacqueline L. Davidson	12/7/2004	18,750	(7)	6,250	8.50	12/7/2014
	8/30/2005	11,250	(8)	8,750	13.23	8/30/2015
	12/19/2006	20,000	(9)	60,000	5.40	12/19/2016
	9/10/2007						100,000	(4)	310,000

Richard F. Goebel	7/6/2007	0	(10)	200,000	4.66	7/6/2017
	9/10/2007						75,000	(11)	232,500

Clayton W. Lewis		0	(12)	0	—	—

Mary A. Reeder	10/27/2006	21,875	(13)	48,125	5.93	10/27/2016
	9/10/2007						75,000	(4)	232,500

(1)	This option was granted on May 13, 2004 and vests 6.25% at the end of each of the next sixteen quarters.
(2)	This option was granted on August 30, 2005 and vests 6.25% at the end of each of the next sixteen quarters.
(3)	This option was granted on December 19, 2006 and vests 6.25% at the end of each of the next sixteen quarters.
(4)	These restricted stock units were granted on September 10, 2007 with 20% vesting on the first anniversary of the grant date and an additional 40% vesting on each of the next two anniversaries of the grant date.
(5)	This option was granted on January 23, 2007 and vests 25% on the first anniversary of the grant date and 6.25% each of the next twelve quarters. R. Barry Allen terminated in March 2008. As a result, this grant was forfeited or cancelled.
(6)	These restricted stock units were granted on September 10, 2007 with 20% vesting on the first anniversary of the grant date and an additional 40% vesting on each of the next two anniversaries of the grant date. R. Barry Allen terminated in March 2008. As a result, 30,000 shares vested as of his termination date and the remaining unvested units were forfeited.
(7)	This option was granted on December 7, 2004 and vests 25% on November 29, 2005, the first anniversary of her hire date and 6.25% each of the next twelve quarters.
(8)	This option was granted on August 30, 2005 and vests 25% on the first anniversary of the grant date and 6.25% each of the next twelve quarters.

(9)	This option was granted on December 19, 2006 and vests 25% on the first anniversary of the grant date and 6.25% each of the next twelve quarters.
(10)	This option was granted on July 6, 2007 and vests 25% on the first anniversary of the grant date and 6.25% each of the next twelve quarters. Richard Goebel terminated in January 2008. As a result, this option was cancelled.
(11)	These restricted stock units were granted on September 10, 2007 with 20% vesting on the first anniversary of the grant date and an additional 40% vesting on each of the next two anniversaries of the grant date. Richard Goebel terminated in January 2008. As a result, 15,000 shares vested as of his termination date and the remaining unvested units were forfeited.
(12)	Clayton Lewis terminated in January 2007 and held no options or restricted stock units at December 31, 2007.
(13)	This option was granted on October 27, 2006 and vests 25% on September 29, 2007, the first anniversary of her hire date and 6.25% each of the next twelve quarters.

2007 Option Exercises and Stock Vested Table

The following table provides information about stock option exercises by our named executive officers identified below during the fiscal year ended December 31, 2007.

Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Ian Morris	10,000	32,054
R. Barry Allen	—	—
Jacqueline L. Davidson	—	—
Richard F. Goebel	—	—
Clayton W. Lewis	162,500	439,185
Mary A. Reeder	—	—

(1)	Based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the option.

Potential Payments upon Termination of Employment or Change in Control

We have employment agreements that include termination of employment provisions, and change in control arrangements with Messrs. Morris, Allen and Goebel and Ms Davidson. As described in more detail in the narrative after the 2007 Grants of Plan Based Awards Table, under these agreements, HouseValues may be required to pay a compensation and benefits package if we terminate their employment, other than for cause, as defined below, or if one of those executive officers terminates employment for good reason, as defined below. The compensation and benefits packages may include severance payments and continuation of medical insurance, or the acceleration of stock option vesting.

Termination of employment benefits would not be paid if an executive officer was terminated for cause. The definition of “Cause” includes the following:

•

Willful misconduct, insubordination, or dishonesty in the performance of the executive’s duties or other knowing and material violation of company policies and procedures in effect from time to time which results in a material adverse effect on HouseValues;

•	Commission by the executive of acts involving an act of dishonesty, moral turpitude, deceit or fraud that resulted or could reasonably be expected to result in a felony conviction;

•	Current use by the executive of illegal substances that results in a criminal conviction and materially impairs the company’s business, goodwill or reputation;

•	Any material violation by the executive of the executive’s noncompetition agreement with the company that results in a material adverse effect on the company.

In the case of Mr. Morris’ employment agreement, “Cause” is also defined as the continued failure of the executive to satisfactorily perform his duties for a period of 60 consecutive date after receipt of written notice that specifically identified the areas in which the executive’s performance is deficient and the executive fails to cure such acts or omissions within 30 days after receipt of the written notice.

If an executive officer terminates his employment for good reason, he would be entitled to termination of employment benefits. “Good reason” is defined as:

•	A material reduction in the executive’s title, status, authority, or role at the company;

•	A reduction in the executive’s base salary;

•	A material breach of the employment agreement by the company that is not cured; or

•	Relocation of the company headquarters more than 40 miles from its current location.

In the case of Mr. Morris’ employment agreement, he may also consider that his involuntary removal from the board other than by a vote of the shareholders or because his employment has been terminated for “cause” as “good reason.”

Change in Control Provisions under the 1999 Stock Incentive Plan. Unless otherwise provided in the instrument evidencing a stock option, in the event of certain corporate transactions, such as a merger, consolidation, sale of assets or HouseValues’ securities, each outstanding stock option will be assumed or substituted by the successor corporation. In the event the successor corporation refuses to assume or substitute for outstanding stock options, such stock options will become fully vested and exercisable. If awards are assumed, continued or substituted in the corporate transaction and do not otherwise accelerate, an optionee (i) will be credited with additional vesting on a monthly basis for each full month of employment or service rendered between the date such award was granted and the corporate transaction and (ii) will be credited with an additional six months of continuous employment or service with us or one of our affiliates for purposes of the award’s vesting schedule in the event the optionee’s employment or service relationship terminates within two years following the corporate transaction, unless the optionee is terminated by the successor corporation for cause or the optionee terminates his or her services voluntarily without good reason, generally as defined above.

Change in Control Provisions under the 2004 Equity Incentive Plan. Unless the Compensation Committee provides otherwise, in the event of certain corporate transactions, such as a merger or sale of assets, each outstanding stock option generally will automatically accelerate and become fully vested and exercisable immediately before the corporate transaction, unless the award is assumed, continued or replaced with a comparable award by the successor entity or the parent of the successor entity. Any stock option that is assumed, continued or replaced with a comparable award in the corporate transaction will retain its original vesting schedule. Notwithstanding the above, we may instead provide that awards will be terminated and exchanged for cash in connection with a corporate transaction, either to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Compensation Committee in its sole discretion.

Change in Control Arrangements. As of December 31, 2007, we had change in control arrangements in effect with Messrs. Morris, Allen and Goebel that provide vesting acceleration in addition to the standard plan acceleration provisions. Pursuant to these agreements, in the event of certain corporate transactions, such as a merger or sale of assets, 50% of the unvested portion of the options subject to these agreements will automatically become vested and exercisable, and the remaining portion of these options will vest in equal quarterly increments over the shorter of (i) two years immediately following such corporate transaction or (ii) the amount of time remaining under the option’s original vesting schedule.

2007 Potential Payments in the Event of Termination of Employment or Change in Control Table.

The following table reflects the estimated amount of incremental compensation payable to the named executive officers who were providing services to us as of December 31, 2007 in the event of a termination of employment or change in control of the company had occurred on December 31, 2007. Benefits available to all employees generally are not included in the table. The actual amounts to be paid can be determined only at the time of the executive officers’ termination of employment or change in control.

	Voluntary Termination with Good Reason ($)	Involuntary—Not for Cause Termination ($)	Change in Control ($)(1)	Death/ Disability
Ian Morris
Severance payments	315,000	315,000	n/a	n/a
Bonus payments (2)	0	0	n/a	n/a
Equity-based awards acceleration (3)	0	0	0	n/a
Medical insurance premiums (4)	28,017	28,017	n/a	28,017
Life insurance payments (5)	n/a	n/a	n/a	2,500,000

R. Barry Allen (6)
Severance payments	137,500	137,500	n/a	n/a
Bonus payments (2)	0	0	n/a	n/a
Equity-based awards acceleration (3)	0	0	156,000	n/a
Medical insurance premiums (4)	8,783	8,783	n/a	8,783

Jacqueline Davidson (7)
Equity-based awards acceleration (3)	n/a	62,000	49,613	n/a

Richard Goebel (8)
Severance payments	117,500	117,500	n/a	n/a
Equity-based awards acceleration (3)	0	0	0	n/a

Mary Reeder
Equity-based awards acceleration (3)	n/a	46,500	96,306	n/a

(1)	The change in control stock option amounts are calculated on the premise that the successor corporation has not assumed or substituted each outstanding equity award, resulting in an acceleration of 100% of the unvested equity-based awards.
(2)	Mr. Morris and Mr. Allen have termination provisions providing for the payout of 100% and 50% of the most recent annual bonus, respectively. For the purposes of this table, these amounts were calculated using the 2007 bonus payouts which were zero.
(3)	Stock option acceleration is measured as the intrinsic value of the accelerated stock options at December 31, 2007, calculated as the difference between December 31, 2007 stock price and the exercise price of the option multiplied by the number of options. In some cases the net effect of the options being accelerated is negative due to a portion of the accelerated options having exercise prices in excess of the December 31, 2007 stock price. In that event, the intrinsic value is shown as zero.
(4)	Mr. Morris and Mr. Allen are entitled to receive 18 and 6 months of medical insurance premiums, respectively in the event of their death or disability prior to termination.
(5)	HouseValues carries a $2.5 million life insurance policy on Mr. Morris that names his wife as the beneficiary. In the event of his death, she would receive policy payout.
(6)	As a result of R. Barry Allen’s termination in March 2008, which was treated as a termination without cause, Mr. Allen received or is receiving the following: severance of $137,500, bonus of $40,000, medical insurance premiums of $9,617 and accelerated vesting of restricted stock units with an intrinsic value of $93,000 at December 31, 2007.
(7)	On March 12, 2008, we revised our employment agreement with Ms. Davidson concurrent with her promotion to Chief Financial Officer. The revised agreement states that if Ms. Davidson’s employment is terminated without “cause” or if she resigns for “good reason,” both as defined in the agreement, she will be entitled to receive the following benefits: (i) termination payments equal to six months’ annual base salary or $105,000 and (ii) six months’ continuation of medical insurance coverage valued at $4,967. In the event of Ms. Davidson’s death or disability, she will also be entitled to receive six months’ continuation of medical insurance coverage.
(8)	As a result of Mr. Goebel’s termination in January 2008, which was treated as a termination without cause, Mr. Goebel received or is receiving the following: severance of $117,500 and accelerated vesting of restricted stock units with an intrinsic value of $46,500 at December 31, 2007.

2007 Terminations

Clayton Lewis terminated in January 2007. As a result of his termination, which was treated as a termination without cause, he received the following: severance of $229,167, medical insurance premiums of $4,647, and accelerated vesting of options with an intrinsic value of $145,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with respect to our equity securities with the SEC. Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that, during fiscal year 2007, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with on a timely basis by such persons.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of three directors who are “independent” directors as defined under the rules of The Nasdaq Stock Market and the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.housevaluesinc.com under the Corporate Governance part of the Investor Relations section.

Responsibilities. The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The responsibilities of the Audit Committee include, among others, appointing an independent registered public accounting firm as the Company’s independent auditors and considering, in consultation with the independent auditors, the audit scope and plan. The Audit Committee Charter describes in greater detail the responsibilities of the Audit Committee. Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon.

Review with Management and Independent Auditors. In this context, the Audit Committee has met and held discussions with management and the independent auditors. The Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2007 and the independent auditors’ report thereon. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the independent auditors the auditors’ independence.

Summary. Based on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

In connection with its review of the Company’s consolidated audited financial statements for the fiscal year ended December 31, 2007, the Audit Committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of and discussions with the independent auditors.

This report is submitted over the names of the members of the Audit Committee.

Jon W. Gacek, Chair

Nicolas J. Hanauer

Frank M. (“Pete”) Higgins

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The aggregate fees billed by KPMG LLP (“KPMG”), our independent registered public accounting firm, in fiscal years 2007 and 2006 were as follows:

	2007	2006
Audit-fees (1)	$616,000	$558,000
Audit-related fees (2)	—	5,000
Tax fees (3)	17,000	93,000
All other fees	—	—

Total	$633,000	$656,000

(1)	Audit Fees. Fees and expenses associated with professional services rendered by KPMG in connection with (i) the audit of our consolidated annual financial statements and internal control over financial reporting; (ii) reviews of our unaudited consolidated interim financial statements; and (iii) reviews of documents filed with the SEC.
(2)	Audit-Related Fees. Fees and expenses associated with due diligence related to acquisitions/divestitures, accounting consultations and procedures relating to various other audit and special reports.
(3)	Tax Fees. The aggregate fees billed by KPMG for professional services rendered for state business tax compliance, advice and planning.

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditor. The policy is designed to ensure that the provision of these services does not impair the auditor’s independence. Under the policy, unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent auditor to management.

For 2007 and 2006, all audit and non-audit services were pre-approved by the Audit Committee.

2008 INDEPENDENT AUDITORS

KPMG has been selected by the Audit Committee to audit HouseValues’ financial statements for the fiscal year ending December 31, 2008. Representatives of KPMG are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Submission of Shareholder Proposals for Inclusion in Proxy Statement

Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in HouseValues’ proxy statement and form of proxy for a particular Annual Meeting of Shareholders. Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2009 Annual Meeting of Shareholders must submit the proposal at our principal executive offices no later than December 17, 2008.

Advance Notice Procedures for Director Nominations and Other Business at Annual Meeting of Shareholders

Shareholders who intend to nominate persons for election to the Board of Directors or to present a proposal at the 2009 Annual Meeting of Shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our Bylaws. Notice of nominations or other business proposed to be considered by shareholders at the Annual Meeting of Shareholders, complying with Sections 2.6.1 and 3.3.1 of the Bylaws, as applicable, must be delivered to the Corporate Secretary no earlier than February 28, 2009 and no later than March 30, 2009. Notices should be sent to: HouseValues, Inc., Attn: Corporate Secretary, 11332 NE 122nd Way, Kirkland, WA 98034. For additional information regarding director nomination procedures, see “Director Nominations and Qualifications” above.

For proposals that are timely filed, HouseValues retains discretion to vote proxies it receives provided that (1) HouseValues includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as described in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the HouseValues 2007 Annual Report to Shareholders, which includes the HouseValues Annual Report on Form 10-K for the fiscal year ended December 31, 2007, accompanies this Proxy Statement. Additional copies may be obtained, without charge, upon request to HouseValues, Inc., Attn: Investor Relations at 11332 NE 122nd Way, Kirkland, WA 98034.

By Order of the Board of Directors,

Ian Morris

President and Chief Executive Officer

April 22, 2008

PROXY

PROXY

HOUSEVALUES, INC.

ANNUAL MEETING OF SHAREHOLDERS, MAY 29, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HOUSEVALUES, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held May 29, 2008 and the Proxy Statement related thereto, and appoints Ian Morris and Jacqueline Davidson, and each of them (with full power to act alone), the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of HouseValues, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 29, 2008 at 10:00 a.m., or at any adjournments, continuations or postponements thereof, with the same force and effect as if the undersigned were personally present and voting. The proxies are authorized to vote upon the proposals on the reverse side and, in their discretion, upon all other matters that may properly come before the Annual Meeting of Shareholders.

The Board of Directors unanimously recommends a vote FOR the matters described on the reverse side. This Proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, the shares represented by this Proxy will be voted FOR all nominees listed in Proposal 1, and in accordance with the discretion of other persons named as proxies herein on any other matters that may properly come before the Annual Meeting of Shareholders.

CONTINUED AND TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

Detach here from proxy voting card.

You can now access your HouseValues, Inc. account online.

Access your HouseValues, Inc shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for HouseValues, Inc., now makes it easy and convenient to get current information on your shareholder account.

•View account status

•View payment history for dividends

• View certificate history

• Make address changes

• View book-entry information

• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http:// www.bnymellon.com/shareowner /isd

For Technical Assistance Call 1- 877- 978-7778 between 9am-7pm Monday- Friday Eastern Time

** TRY IT OUT ***

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

HOUSEVALUES, INC.

FOR all nominees listed (except as withheld below)

WITHHOLD AUTHORITY to vote for all nominees listed

1. Proposal to elect three Class I directors.

NOMINEE:

01) Jon W. Gacek

02) Richard A. Mendenhall

03) Ian Morris

WITHHOLD AUTHORITY to vote for the following nominees: (Write that nominee’s name in the space provided below.)

In giving this Proxy, I understand that I may personally vote my shares if I attend the Annual Meeting, notwithstanding that I have previously executed and returned the Proxy to the Company.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Mark box at right if you plan to attend the Annual Meeting.

Signature

Signature

Date

Please execute this Proxy whether or not you plan to attend in person, and return the Proxy promptly so that your stock will be represented in all events and so that we may have a quorum. Please sign your name exactly as it appears hereon. If acting as attorney, executor, guardian, or trustee, please give title as such. Joint owners should each sign. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title.

Detach here from proxy voting card.

HOUSEVALUES, INC.

11332 NE 122nd WAY

KIRKLAND, WA 98034

VOTE BY MAIL

Mark, sign and date your proxy card and return it to BNY Mellon Shareholder Services, LLC in the enclosed return envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.